Exhibit 99.1

Agenus and Betta Pharmaceuticals Enter Into a License Agreement for Balstilimab and Zalifrelimab in Greater China

•	Agenus to receive $35M upfront with $100M in milestones plus royalties

•	Betta receives exclusive license of balstilimab (anti-PD-1) and zalifrelimab (anti-CTLA-4) in Greater China

LEXINGTON, Mass., June 22, 2020 /PRNewswire/ — Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with an extensive pipeline of agents designed to activate immune response to cancers, announced today that it has entered into an agreement with Betta Pharmaceuticals (SZ300558), a top Chinese pharmaceutical company focusing on the development of innovative oncology therapies, for an exclusive collaboration and license agreement for the development and commercialization of balstilimab and zalifrelimab in Greater China, including Mainland China, Hong Kong, Macau and Taiwan.

Under the terms of the agreement, Agenus will receive $35 million, which includes a $15 million in upfront cash and a $20 million equity investment. The agreement also includes $100 million in potential milestones plus royalties on net sales. Betta receives exclusive rights for the development and commercialization of balstilimab and zalifrelimab to either as monotherapies or combination therapies, excluding intravesical delivery in greater China.

Agenus’ balstilimab (anti-PD-1) is advancing in trials planned for BLA filing this year as a monotherapy and in combination with zalifrelimab (anti-CTLA-4) for the treatment of refractory or metastatic cervical cancer. Agenus has recently reported positive results suggesting robust and durable responses of balstilimab and zalifrelimab in patients with relapsed or refractory metastatic cervical cancer. The US FDA recently granted Fast Track designation for balstilimab alone and in combination with zalifrelimab in this indication.

“Betta has a strong track record of advancing innovative products in China and a growing portfolio of complementary oncology therapies,” said Garo Armen, Chairman and Chief Executive Officer of Agenus. “Betta is an ideal partner to enable us to address significant patient needs in China while also advancing global development of balstilimab and zalifrelimab.”

“We are delighted to enter this collaboration with Agenus, a leader in the immuno-oncology field, as the first step in a long-term strategic partnership,” said Lieming Ding, Chairman and Chief Executive Officer of Betta Pharmaceuticals. “ Based on the compelling clinical data reported to date, we believe Agenus’ balstilimab and zalifrelimab hold great promise for Chinese patients with cervical cancer, with the potential to further expand in additional tumor types through synergistic combinations with Betta’s existing pipeline programs.”

The equity purchase component of the transaction is subject to China regulatory approval and other customary closing conditions.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary), and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio.

About Betta Pharmaceuticals

Betta Pharmaceuticals Co., Ltd. (SZ300558), established in 2003 in Hangzhou, China, is one of the leading Chinese pharmaceutical companies dedicated to develop and commercialize innovative oncology products to meet high unmet medical needs. With over 1,300 employees in Hangzhou and Beijing, Betta’s development capabilities range from small-molecule to biologics discovery, clinical development, manufacturing, sales and marketing. Betta’s leading product – icotinib (Conmana®), the first innovative oncology product developed and launched in China – is one of the top selling targeted therapies for patients with non-small cell lung cancer, having achieved 1.55 billion RMB annual sales in 2019. Betta currently has two programs under NDA review by the NMPA, two programs under late-stage clinical development, eight programs under proof-of-concept clinical development, and multiple small-molecule and biologics programs under pre-clinical discovery. Throughout the years, Betta has set up strategic partnerships with Amgen Inc., Xcovery LLC., Beijing Mabworks Biotech Co., Ltd., Tyrogenex Inc., InventisBio lnc., and Merus N.V.. For additional information, please visit http://bettapharma.com/en.php

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the anticipated closing and expected benefits of the collaboration, as well as timing for planned BLA filings. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.

Jennifer S. Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com